[Name and Address]	Exhibit 10.36

Re: Change in Control Severance Compensation Agreement
Dear _______:
The board of directors (the “Board”) of KEMET Corporation (the “Company”) has determined that it is in the best interests of the Company and its shareholders to assure the continued dedication to the Company of senior management personnel, notwithstanding any possibility, threat or occurrence of a Change in Control of the Company (as defined below). Accordingly, in order to encourage your continued attention and dedication to your assigned duties regardless of any such possibility, threat or occurrence, the Board has authorized the Company to enter into this “Change in Control Severance Compensation Agreement” (the “Agreement”) in order to provide you with certain compensation and other benefits in the event that your employment with the Company is terminated as a result of a Change in Control of the Company.
The terms and conditions of this Agreement are as follows:
1.    Term of the Agreement. (A) The Term of this Agreement shall commence on the date first set forth above and shall end on July 27, 2020; provided, that if a Change in Control of the Company shall have occurred prior to July 27, 2020, the Term of this Agreement shall end on the date that is the two year anniversary of the Change in Control. In addition, the Term of this Agreement shall automatically end upon the occurrence of any of the following:
(i)     Your death or receipt of a Notice of Termination due to Disability; or
(ii)     A determination by the Board that you are no longer eligible to receive the benefits set forth in this Agreement and your receipt of notice of any such determination; provided, that such a determination shall have no effect if made after a Change in Control of the Company or as a result of negotiations occurring in connection with a Change in Control of the Company.
(B) In the event of a Change in Control of the Company, subject to Paragraph 1(A), the Term of this Agreement shall be automatically extended to the earlier of: (i) the date that is two (2) years from the date such Change in Control of the Company occurred; or (ii) the occurrence of an event described in Paragraph 1(A)(i) or 1(A)(ii) above.
2.    Change in Control of the Company. For purposes of this Agreement, a “Change in Control of the Company” shall mean any of the following events:
(A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subparagraph (A), the following acquisitions shall not constitute a Change in Control of the Company: (1) any

[Employee Name]                                                    [Current Date]

acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subparagraph (C) below;
(B) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(C) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;
(D) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
3.     Termination of Employment Following Change in Control of the Company.
(A) Termination. If a Change in Control of the Company occurs, you shall be entitled, upon the subsequent termination of your employment with the Company (“Termination”), to the benefits described in Paragraph 4 below, unless such Termination is: (i) by you other than for Good Reason; (ii) by the Company for Cause or because of your Disability; or (iii) because of your death. Any Termination (except a Termination resulting from your death) shall be made by written Notice of Termination from the party initiating such Termination to the other party to this Agreement.

[Employee Name]                                                    [Current Date]

(B) Notice of Termination. A Notice of Termination shall mean a written document stating the specific provision in this Agreement upon which a Termination is based and otherwise setting forth the facts and circumstances which provide the basis for a Termination.
(C) Date of Termination. The Date of Termination shall mean: (i) if the Termination occurs as a result of Disability, thirty (30) days after a Notice of Termination is given; (ii) if the Termination occurs for Good Reason, the date specified in the Notice of Termination; and (iii) if the Termination occurs for any other reason, the date on which the Notice of Termination is given.
(D) Good Reason. A Termination for Good Reason shall mean a Termination as a result of:
(i)     The assignment to you, without your express written consent, of any duties inconsistent with your position, duties, responsibilities and status with the Company immediately prior to a Change in Control of the Company, or a change in your titles or offices (if any) in effect immediately prior to a Change in Control of the Company, or any removal of you from, or any failure to reelect you to, any of such positions, except in connection with your Termination for Cause, death or Disability.
(ii)     A reduction by the Company in your base salary as in effect on the date hereof, or as the same may be increased from time to time thereafter;
(iii) The failure of the Company to continue in effect any compensation, welfare or benefit plan in which you are participating at the time of a Change in Control of the Company, without substituting therefor plans providing you with substantially similar benefits at substantially the same cost to you; or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits or increase the cost to you under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control of the Company;
(iv)     Any purported Termination for Cause or Disability without grounds therefor; or
(v)     The relocation of your primary work location to a location that is more than 50 miles from your primary work location immediately prior to the Change in Control of the Company.
(E)     Cause. A Termination for Cause shall mean (i) a Termination as a result of the willful and continued failure by you for a significant period of time substantially to perform your duties with the Company (other than any such failure resulting from your Disability), after a demand for substantial performance is delivered to you in writing by the Board or its designate which specifically identifies the manner in which the Board or its designate believes that you have not substantially performed your duties, or (ii) the willful engaging by you in gross misconduct materially and demonstrably injurious to the Company. No act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you, not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. The burden for establishing the validity of any termination for Cause shall rest upon the Company. No Termination shall be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in subclauses (i) or (ii) above, and specifying the particulars thereof in detail.

[Employee Name]                                                    [Current Date]

(F)    Disability. A Disability shall mean that, as a result of your incapacity due to physical or mental illness, you shall have been unable to perform your duties with the Company for a period of six (6) months, and have no prospect of returning to employment with the Company within an additional six (6) months; provided, that the Company shall have made a reasonable accommodation of any such incapacity pursuant to, and shall otherwise have complied in all respects with, the provisions of the Americans with Disabilities Act of 1990.
4.    Benefits. (A) In the event of your Termination for any reason except those set forth in Paragraphs 3(A)(i), 3(A)(ii) and 3(A)(iii) above, the Company shall pay to you the following amounts [in a lump sum payment on the Date of Termination 1]:
(i)     An amount [(the “CIC Cash Severance Amount”) 2] that is [twenty-four or eighteen (24 or18)] times the sum of (x) your monthly base salary at the rate in effect at the time a Notice of Termination is given and (y) the monthly amount of your annual target incentive bonus, determined by dividing the annual target incentive bonus by 12 for the year in which the Change of Control occurs[; provided, however, that the CIC Cash Severance Amount shall be reduced by an amount equal to any payments received by or to be paid to you pursuant to applicable law or regulation as a result of the termination of your employment, up to the amount of the CIC Cash Severance Amount. The CIC Cash Severance Amount will be paid to you in a lump sum payment within ten (10) business days following the earlier of (a) the last date under local law or regulation by which you can file a claim for benefits or compensation as a result of the termination of your employment, provided, however, that such date shall be extended to the date by which any such claim, if filed, is concluded and paid, or (b) the date by which you sign a legally-binding waiver of any right to receive further benefits or compensation as a result of the termination of your employment 2].
(ii)     The Company shall maintain in full force and effect, for a period of eighteen (18) months following your Date of Termination, all life insurance and medical insurance plans and programs (the “Company Programs”) in which you are entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the terms and provisions of such Company Programs. In the event that your participation in any Company Program is not permitted under the terms and provisions thereof, the Company will use its reasonable best efforts to provide you with, or arrange coverage for you which is substantially similar to (including comparable terms), the coverage that you would have received under the applicable Company Program. Notwithstanding the foregoing, the Company’s obligations under this Paragraph 4(A)(ii) shall terminate with respect to any Company Program on the date that you first become eligible, after your Date of Termination, for the same type of coverage under another employer’s plan.
(iii)    The Company shall pay all reasonable legal fees and expenses incurred by you as a result of your Termination (including all such reasonable fees and expenses, if any, incurred in contesting or disputing your Termination or in seeking to obtain or enforce any rights or benefits provided by this Agreement).

_________________
1 U.S. Version
2 Non-U.S. Version

[Employee Name]                                                    [Current Date]

(iv)     The Company shall pay the costs of reasonable outplacement services until you are employed on a full-time basis, provided that payment by the Company of such costs shall not exceed $15,000.
(B)    Accelerated Vesting under Equity Incentive Plans. In the event of your Termination for any reason except those set forth in Paragraphs 3(A)(i), 3(A)(ii) and 3(A)(iii) above, the Company shall pay benefits under certain performance award plans as follows. For any Long-Term Incentive Plan (“LTIP”) performance awards granted under the Company’s 2004 Long Term Equity Incentive Plan or the Company’s 2011 Omnibus Equity Incentive Plan in effect during the Term of this Agreement which have not yet vested or expired as of the date of a Change in Control, in the event of a Change in Control of the Company, the performance award shall automatically become vested and payable in the following manner: (i) for each pending LTIP, the “Measurement Period” shall consist of the period beginning with the first day of such LTIP performance period and ending with the last day of the fiscal year in which such Change in Control occurs; (ii) the actual performance of the Company through the date of the Change in Control shall be compared against the LTIP performance targets for such Measurement Period; (iii) in the event that, for any LTIP target, the Company’s cumulative performance over such Measurement Period equals or exceeds the LTIP performance target for such Measurement Period, you shall be paid the applicable target payment under the LTIP, up to the maximum target amount payable under such LTIP; but (iv) in the event that, for any LTIP target, the Company’s cumulative performance over such Measurement period is less than the LTIP performance target for such Measurement Period, you shall be paid the target amount payable under such LTIP. Payments will be made on a pro-rata basis, based upon the number of fiscal years included in the Measurement Period, divided by the total number of fiscal years included in such LTIP.
(C)    No Mitigation Required. You shall not be required to mitigate the amount of any payment provided for in this Paragraph 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Paragraph 4 be reduced by any compensation earned by you as a result of employment by another employer after the Date of Termination, or otherwise, except as specifically provided in Paragraph 4(A)(ii).
(D) Code Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.
(i) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then

[Employee Name]                                                    [Current Date]

with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (I) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (II) the date of your death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, your right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(E)    “Potential Payment Reduction. Notwithstanding any other provision of this Agreement to the contrary, in the event that any payment that is either received by you or paid by the Company on your behalf or any property, or any other benefit provided to you under this Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with your employment by the Company) (collectively the “Company Payments”), will be subject to the tax (the “Excise Tax”) imposed by Internal Revenue Code Section 4999 (and any similar tax that may hereafter be imposed by any taxing authority), then you will be entitled to receive either (i) the full amount of the Company Payments, or (ii) a portion of the Company Payments having a value equal to $1 less than three (3) times your “base amount” (as such term is defined in Internal Revenue Code Section 280G(b)(3)(A)), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest portion of the Company Payments. Any determination required under this Section 4(E) shall be made in writing by the independent public accountant of the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon you and the Company. For purposes of making any calculation required by this Section 4(E), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Internal Revenue Code Sections 280G and 4999. If there is a reduction of the Company Payments pursuant to this Section 4(E), such reduction shall occur in the following order: (A) any cash severance payable by reference to your base salary or target incentive bonus, (B) any other cash amount payable to you, (C) any employee benefit valued as a “parachute payment,” and (D) acceleration of vesting of any outstanding equity award..
5.    Miscellaneous.
(A) Limitation of Effect. This Agreement shall have no effect on any termination of your employment prior to a Change in Control of the Company, or upon any termination of your employment at any time as a result of your Disability or death; and upon the occurrence of any such events, you shall receive only those benefits to which you would have been otherwise entitled prior to a Change in Control of the Company.
(B) Successors. (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to assume and agree to perform this Agreement in the same manner and to the same extent

[Employee Name]                                                    [Current Date]

that the Company would be required to perform this Agreement if no such succession had taken place. Failure of the Company to obtain such assumption or agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.
(ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.
(C) Notice. Notices provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States registered mail, return receipt requested, postage prepaid, to the respective addresses set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing, except that notices of change of address shall be effective only upon receipt by the other party. All notices to the Company shall be directed to the attention of Richard M. Vosburgh, Vice President & Chief Human Resources Officer.
(D) Modifications. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver, or discharge is agreed to in writing and is signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(E) Interpretation. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of South Carolina. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
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If you agree that the foregoing correctly sets forth the agreement between us, then please sign the enclosed copy of this Agreement in the space indicated below and return it to the Company.
Very truly yours,

KEMET Corporation

By:
Name:    Stefano Vetralla

Title:	Senior Vice President and Chief Human Resources Officer

[Employee Name]                                                    [Current Date]

Agreed to as of the day and year first written above:
EMPLOYEE

__________________________________________

Dated as of